Exhibit 4.2

COLLATERAL TRUST AND INTERCREDITOR AGREEMENT

dated as of December 1, 2010

among

NORTHERN TIER ENERGY LLC,

THE OTHER GRANTORS FROM TIME TO TIME PARTY HERETO,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Indenture Trustee under the Closing Date Indenture,

J. ARON & COMPANY,

as Hedging Counterparty under the J. Aron Hedge Agreement

EACH SECURED REPRESENTATIVE

from time to time a party hereto,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Collateral Agent

(i)

Table of Contents

(continued)

(ii)

This COLLATERAL TRUST AND INTERCREDITOR AGREEMENT (this “Agreement”), dated as of December 1, 2010 and is by and among NORTHERN TIER ENERGY LLC, a Delaware corporation (the “Company”), the other Grantors from time to time party hereto, DEUTSCHE BANK TRUST COMPANY AMERICAS, as indenture trustee (the “Indenture Trustee”), J. ARON & COMPANY, as counterparty under the J. Aron Hedge Agreement (as defined below) (“J. Aron”), each additional Secured Representative (as defined below) that executes and delivers a Joinder (as defined below), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as collateral agent (in such capacity and together with its successors in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, the Company has entered into an Indenture, dated as of December 1, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Closing Date Indenture”), with the noteholders from time to time party thereto (the “Indenture Noteholders”) and the Indenture Trustee pursuant to which the Company has issued the notes thereunder;

WHEREAS, St. Paul Park Refining Co. LLC (“St. Paul”), a subsidiary of the Company, entered into an ISDA Master Agreement, dated October 6, 2010, relating to transactions from time to time entered into thereunder, including by way of novation (the “J. Aron Hedges”) under such ISDA Master Agreement (collectively, as each may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “J. Aron Hedge Agreement”) by and between J. Aron and St. Paul, with the obligations of St. Paul under the J. Aron Hedge Agreement being guaranteed by the Company and the other Grantors;

WHEREAS, in connection with the execution and delivery of the Closing Date Indenture, and in connection with and as a condition to the entering into of transactions under the J. Aron Hedge Agreement, the Company is entering into (i) that certain Pledge and Security Agreement, dated as of the date hereof, among the Grantors named therein and the Collateral Agent (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”) and (ii) certain Mortgages, which Security Agreement and Mortgages provide for the Secured Obligations to be secured equally and ratably by the collateral described therein;

WHEREAS, the Collateral Agent has agreed to act as an agent on behalf of all Secured Parties with respect to the Collateral and is entering into this Agreement to, among other things, define the rights, duties, authority and responsibilities of the Collateral Agent and the relationship among the Secured Parties regarding their interests in the Collateral.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

SECTION 1.

Definitions; Principles of Construction

1.1 Defined Terms. Capitalized terms used but not defined in this Agreement will have the meanings assigned to them in the Security Agreement. The following terms will have the following meanings:

“Act of Required Secured Debtholders” means, as to any matter, a direction in writing delivered to the Collateral Agent by the holders of Secured Debt representing the Required Secured Debtholders.

For purposes of this definition, (a) Secured Debt actually known to be registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding and neither the Company nor any Affiliate of the Company will be entitled to vote to direct the relevant Secured Representative and (b) votes will be determined in accordance with Section 8.2. Upon the request of the Collateral Agent, the Company shall promptly furnish to the Collateral Agent one or more Officer’s Certificate(s) listing and identifying all Notes, if any, known by such Persons to be owned or held by or for the account of the Company or any Affiliate of the Company, and the Collateral Agent shall be entitled to accept such Officer’s Certificate(s) as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are entitled to vote for the purpose of any such determination.

“Additional Secured Debt” has the meaning set forth in the definition of “Secured Debt.”

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Class” means all Series of Secured Debt, taken together.

“Closing Date” means the “Issue Date” as defined in the Closing Date Indenture.

“Closing Date Indenture” has the meaning set forth in the recitals.

“Collateral” means, in the case of any Series of Secured Debt, all properties and assets of the Company and the other Grantors, now owned or hereafter acquired in which Liens have been granted to the Collateral Agent to secure any Secured Obligations in respect of such Series of Secured Debt.

“Collateral Agent” has the meaning set forth in the preamble.

“Collateral Agent Obligations” has the meaning set forth in the definition of “Secured Debt”.

“Common Collateral” means all Collateral in which Liens have been granted to secure all of the Secured Debt.

“Company” has the meaning set forth in the preamble.

“Credit Parties” means, collectively, the “Issuers” and the “Subsidiary Guarantors” (or any other defined term having a similar purpose) as defined in the Existing Indenture.

“Discharge of Secured Obligations” means:

(1) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the Existing Indenture Documents and constituting Secured Obligations;

(2) payment in full in cash of all Hedge Agreement Obligations (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) constituting Secured Obligations or the cash collateralization of all such Hedging Obligations on terms satisfactory to each applicable counterparty;

(3) payment in full in cash of all other Secured Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(4) termination or expiration of all commitments, if any, to extend credit that would constitute Secured Obligations.

“Equally and ratably” means, in reference to sharing of Liens granted to the Collateral Agent for the benefit of the Secured Parties or proceeds thereof as between holders of Secured Obligations, that such Liens or proceeds will be allocated and distributed to the applicable Secured Representative for each outstanding Series of Secured Debt for the account of the holders of such Series of Secured Debt ratably in proportion to the Secured Obligations under each outstanding Series of Secured Debt when the allocation or distribution is made.

“Existing Credit Agreement” means the Credit Agreement, dated as of the date hereof, among St. Paul Park Refining Co. LLC, Northern Tier Bakery LLC, Northern Tier Retail LLC and SuperAmerica Franchising LLC, as borrowers, the Company and Northern Tier Finance Corporation, as guarantors, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, Bank of America, N.A., as syndication agent, and the lenders from time to time party thereto.

“Existing Hedge Agreement Obligations” means, collectively, any and all amounts owing by the Company and/or any Guarantor in respect of any Hedge Agreement Obligations accruing from time to time.

“Existing Indenture” means (a) the Closing Date Indenture and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase, renew, refund, replace (whether upon or after termination or otherwise) or refinance (including by means of sales of debt securities to institutional investors) in whole or in part from time to time the indebtedness and other obligations outstanding under the Existing Indenture or any other agreement or instrument referred to in this clause (b) (such indebtedness or other financial accommodations, “Refinancing Indebtedness”), which, to the extent permitted under the Hedge Agreement Documents, may result in an increase of the aggregate principal amount of Indebtedness outstanding thereunder; provided that (i) any such Refinancing Indebtedness shall not mature earlier than, or have annual amortization payments in excess of 1.00% until the earlier of (x) six months after the latest settlement or payment date scheduled to occur under any J. Aron Hedges outstanding at the time of incurrence of such Refinancing Indebtedness and (y) six months after the maturity of the indebtedness being refinanced, (ii) any such Refinancing Indebtedness or any agreement or instrument evidencing or governing such Refinancing Indebtedness shall not affect any of J. Aron’s material rights as a Secured Party under this Agreement or any Secured Debt Document or otherwise contravene the terms of this Agreement and (iii) any agreement or instrument evidencing or governing such Refinancing Indebtedness shall be an “Existing Indenture” only if the Indebtedness thereunder shall constitute Additional Secured Debt pursuant to this Agreement.

“Existing Indenture Documents” means the “Notes Documents” as defined in the Closing Date Indenture (or, in the case of any other Existing Indenture, similarly defined term in such Existing Indenture), and any amendments, supplements or replacements thereof, in each case, entered into in compliance with this Agreement.

“Existing Indenture Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities (including all interest, fees and expenses accruing after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the documentation with respect thereto, even if such interest, fees and expenses are not enforceable, allowable or allowed as a claim in such proceeding) and guarantees of payment of such obligations under any Existing Indenture Documents.

“Existing Secured Debt” has the meaning set forth in the definition of “Secured Debt.”

“Grantors” means the Company and each of the Guarantors that have executed and delivered, or may from time to time hereafter execute and deliver, a Security Document as a “grantor” or “pledgor” (or the equivalent thereof).

“Guarantors” means the Company and each Affiliate of the Company that has executed and delivered, or may from time to time hereafter execute and deliver, a Security Document as a “guarantor” (or the equivalent thereof) of any Secured Obligations.

“Hedge Agreement Debt” means any and all indebtedness, debts, liabilities and other obligations, howsoever arising, of the Borrower and/or any Guarantor to J. Aron or any Specified Hedge Counterparty, as applicable, of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, under the J. Aron Hedge Agreement or any Specified Secured Hedge Agreement.

“Hedge Agreement Documents” means the J. Aron Hedge Agreement and any Specified Secured Hedge Agreements and, in each case, including schedules and confirmations thereunder.

“Hedge Agreement Due Amount” means with respect to each Hedge Agreement Document, the amount then due and payable by the Company and/or any Guarantor under such Hedge Agreement Document, as determined in the reasonable good faith judgment of J. Aron and each Specified Hedge Counterparty, as applicable (it being understood that if the transactions under such Hedge Agreement Document were previously terminated, the Hedge Agreement Due Amount shall be calculated in accordance with clause (b) of the definition of “Hedge Agreement Outstanding Amount”).

“Hedge Agreement Obligations” means the Hedge Agreement Debt and all other obligations in respect of Hedge Agreement Debt.

“Hedge Agreement Outstanding Amount” means (a) the amount that would be payable, as determined in the reasonable good faith judgment of J. Aron and each Specified Hedge Counterparty, as applicable, consistent with prevailing market practice, under and in accordance with the terms of the applicable Hedge Agreement Documents if the transactions under such Hedge Agreement Documents were terminated on the date two Business Days prior to the date of any vote requiring the Act of Required Secured Debtholders or (b) if the transactions under such Hedge Agreement Documents were previously terminated, the termination amount determined in accordance with Section 6(d) of the J. Aron Hedge Agreement (and related provisions thereunder) as though an Event of Default had occurred under the J. Aron Hedge Agreement with the Company as the Defaulting Party, or any comparable provision of any Specified Secured Hedge Agreement, in each case, which remains unpaid as of the Business Day preceding the date of any vote requiring the Act of Required Secured Debtholders.

“Indebtedness” shall have the meaning assigned to such term in the Existing Indenture and in any other Secured Debt Document, as applicable.

“Indenture Trustee” has the meaning set forth in the preamble.

“Indenture Noteholders” has the meaning set forth in the recitals.

“Insolvency or Liquidation Proceeding” means:

(1) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Credit Party;

(2) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Credit Party or with respect to a material portion of any Credit Party’s assets;

(3) any liquidation, dissolution, reorganization or winding up of any Credit Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Credit Party.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and among the Company, the Guarantors, the Collateral Agent and JPMorgan Chase Bank, N.A., as collateral agent under the Existing Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“J. Aron” has the meaning assigned to such term in the preamble.

“J. Aron Hedge Agreement” has the meaning assigned to such term in the recitals.

“J. Aron Hedge Agreement LOC” means a letter of credit issued for the benefit of J. Aron.

“J. Aron Hedges” has the meaning assigned to such term in the recitals.

“Joinder” means an agreement substantially in the form of Exhibit A.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including (1) any conditional sale or other title retention agreement, (2) any lease in the nature thereof, (3) any option or other agreement to sell or give a security interest and (4) any filing, authorized by or on behalf of the relevant grantor, of any financing statement under the UCC of any jurisdiction.

“Lien Sharing and Priority Confirmation” means, as to any Series of Secured Debt, the written agreement of the holders of such Series of Secured Debt, or their applicable Secured Representative, for the enforceable benefit of all holders of each existing and future Series of Secured Debt and each existing and future Secured Representative with respect thereto:

(a) that such Secured Representative and all other holders of obligations in respect of such Series of Secured Debt are bound by the provisions of this Agreement and the Intercreditor Agreement;

(b) consenting to and directing the Collateral Agent to act as agent for such Series of Secured Debt or such Secured Representative, as applicable, and perform its obligations under this Agreement, the Security Documents and the Intercreditor Agreement; and

(c) that all Secured Obligations will be and are secured Equally and ratably by all Liens at any time granted by the Company or any other Grantor to secure any obligations in respect of such Series of Secured Debt, whether or not upon property otherwise constituting collateral for such Series of Secured Debt, and that all such Liens will be enforceable by the Collateral Agent for the benefit of all holders of Secured Obligations Equally and ratably; provided that the foregoing shall not apply to Liens granted with respect to Separate Collateral that are permitted by this Agreement.

“Majority Holders” means, with respect to any Series of Secured Debt, the holders of more than 50% of the Secured Obligations (determined as provided in the first sentence of the definition of Required Secured Debtholders) in respect thereof.

“Mortgaged Property” has the meaning specified in Section 3.8(d)(1)(a).

“Non-controlling Secured Parties’ Standstill Period” has the meaning set forth in Section 3.3.

“Officer’s Certificate” means a certificate signed on behalf of the Company by a Responsible Officer of the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or other entity.

“Refinancing Indebtedness” has the meaning set forth in the definition of “Existing Indenture.”

“Required Secured Debtholders” means, at any time, the holders of more than 50% of the sum of:

(1) in the case of Secured Debt that is not a Hedge Agreement Obligation, the aggregate outstanding principal amount of such Secured Debt (including outstanding letters of credit (unless fully cash collateralized in accordance with the terms of the relevant Existing Indenture Documents, fully supported by one or more letters of credit satisfactory to the respective issuers of the letters of credit supported thereby or otherwise supported in a manner satisfactory to the respective issuers thereof) whether or not then available or drawn);

(2) in the case of Secured Debt that is a Hedge Agreement Obligation, the aggregate of the Hedge Agreement Outstanding Amounts of such Hedge Agreement Obligation; provided that if at such time the transactions under the J. Aron Hedge Agreement have not been terminated, then the amount included for purposes of this clause with respect to the J. Aron Hedge Agreement shall be the greater of (i) the Hedge Agreement Outstanding Amount with respect to such agreement less the amount of any Separate Collateral (including the face amount of any J. Aron Hedge Agreement LOC) granted to J. Aron and (ii) $30,000,000; and

(3) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Secured Obligations.

For purposes of this definition, votes will be determined in accordance with the provisions of Section 8.2.

“Responsible Officer” means an “Officer” as such term is defined in the Existing Indenture.

“Secured Debt” means any Indebtedness (or other obligations) or Hedge Agreement Obligation that (a) is permitted to be incurred or assumed under each Secured Debt Document and (b) that is, and is permitted by the terms of each Secured Debt Document to be, secured Equally and ratably with the Secured Obligations with respect to the Common Collateral, and shall include (i) the Secured Debt as of the Closing Date (the “Existing Secured Debt”) consisting of (A) Indebtedness under the Existing Indenture in an amount not to exceed the principal amount that yields net cash proceeds to the Company of $290,000,000 and (B) Hedge Agreement Obligations under the J. Aron Hedge Agreement and (ii) any Indebtedness (or other obligations) or Hedge Agreement Obligations of the Company or any Guarantor incurred after the Closing Date that complies with the requirements set forth in Section 3.8 (“Additional Secured Debt”); provided that, for the avoidance of doubt, any ABL Obligations (as defined in the Intercreditor Agreement) shall not be considered “Secured Debt” for purposes of this Agreement.

In addition to the foregoing, all obligations owing to the Collateral Agent in its capacity as such, whether pursuant to this Agreement or one or more of the Secured Debt Documents, shall in each case be deemed to constitute Secured Debt (although there shall be no separate Series of Secured Debt as a result thereof) and Secured Obligations (with the obligations described in this sentence being herein called “Collateral Agent Obligations”), which Collateral Agent Obligations shall be entitled to the priority provided in clause FIRST of Sections 3.4(a).

“Secured Debt Default” means, with respect to any Series of Secured Debt, any event or condition which, under the terms of any credit agreement, indenture, loan agreement, note agreement, promissory note, hedge agreement or other agreement or instrument governing such Series of Secured Debt, causes, or permits holders of Secured Debt outstanding thereunder to cause, the Secured Debt outstanding thereunder to become immediately due and payable or, in the case of the J. Aron Hedge Agreement or any Specified Hedge Agreement, causes, or permits the Secured Party thereunder to cause, such hedging agreement (and the transactions thereunder) to terminate and a termination amount to be determined and become due and payable as a result of such termination. For the avoidance of doubt, an “Event of Default” (or any other defined term having a similar purpose) (as defined in the Existing

Indenture) shall constitute a Secured Debt Default with respect to the Series of Secured Debt evidenced by the Existing Indenture.

“Secured Debt Documents” means, collectively, the Existing Indenture Documents, the J. Aron Hedge Agreement, any Specified Secured Hedge Agreements entered into with a Specified Hedge Counterparty, and each of the other agreements, documents and instruments providing for or evidencing any other Secured Obligation, and any other document or instrument executed or delivered at any time in connection therewith, including any intercreditor or joinder agreement, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“Secured Debt Termination Date” means the date on which the Discharge of Secured Obligations occurs.

“Secured Obligations” means any principal, termination payments, interest (including all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Secured Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses, damages and other liabilities payable or that may become payable under the Secured Debt Documents, including, without limitation, all outstanding Existing Indenture Obligations, Existing Hedge Agreement Obligations, guaranty obligations with respect to Existing Indenture Obligations and Existing Hedge Agreement Obligations, and such obligations in respect of any other Series of Secured Debt issued or outstanding after the date of this Agreement. As provided in the last sentence of the definition of “Secured Debt”, all Collateral Agent Obligations shall constitute Secured Obligations.

“Secured Parties” means the “Secured Parties”, as such term is defined in the Security Agreement and will include each holder of Secured Obligations (and their applicable Secured Representative) and, for the avoidance of doubt, will include the Collateral Agent.

“Secured Representative” means:

(1) in the case of the Existing Indenture, the Indenture Trustee;

(2) in the case of the J. Aron Hedge Agreement, J. Aron; or

(3) in the case of any other Series of Secured Debt, the respective creditor or any trustee, agent or representative thereof designated as such in the respective Series of Secured Debt;

provided that neither the Collateral Agent nor any Secured Representative shall be deemed to have knowledge of any other Secured Representative unless it receives written notice thereof in accordance with the terms of this Agreement.

“Security Agreement” has the meaning set forth in the recitals.

“Security Documents” means this Agreement, the Intercreditor Agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by the Company or any other Grantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, for the benefit of any Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Section 8.1 including, without limitation, the “security documents” (or any other defined term having a similar purpose) (as such term is defined in the Existing Indenture).

“Series of Secured Debt” means, severally, (i) Indebtedness under the Existing Indenture, (ii) obligations under the J. Aron Hedge Agreement, (iii) all obligations under any Specified Secured Hedge Agreement (with each such separate item constituting a separate Series of Secured Debt, except that agreements between one or more of the same Credit Parties, on the one hand, and one or more of the same counterparties, on the other hand, shall constitute a single Series of Secured Debt, so long as such agreements represent confirmations or transactions under a single common agreement among such parties) and (iv) each separate issue of Indebtedness which constitutes Secured Debt in accordance with clause (2) of the definition thereof contained herein (with agreements between one or more of the same Credit Parties, on the one hand, and one or more of the same counterparties, on the other hand, constituting a single issue and a single Series of Secured Debt, so long as such agreements represent confirmations or transactions under a single common agreement among such parties).

“Separate Collateral” means all Collateral consisting of cash, cash equivalents or letters of credit in which Liens have been granted to secure only one Series of Secured Debt.

“Specified Hedge Agreement LOC” means a letter of credit issued for the benefit of a Specified Hedge Counterparty under a Specified Secured Hedge Agreement.

“Specified Hedge Counterparty” means the counterparty under a Specified Secured Hedge Agreement.

“Specified Secured Hedge Agreement” means any of the “Pari Passu Lien Hedge Agreements” as such term is defined in the Existing Indenture, other than the J. Aron Hedge Agreement.

“Specified Secured Hedge Indebtedness” means any Indebtedness under the Specified Secured Hedge Agreements.

“St. Paul” has the meaning assigned to such term in the recitals.

“Title Datedown Product” has the meaning specified in Section 3.8(d)(1)(c).

“Triggering Event” means a Secured Debt Default under the Existing Indenture, any other Existing Indenture Documents or any then effective Secured Debt Document; provided that a Triggering Event shall not be deemed to have occurred unless the principal amount or termination amount of any such Indebtedness with respect to which a Secured Debt Default has occurred, together with the principal amount of any other Indebtedness under which there has been a Secured Debt Default, aggregates $25,000,000 or more.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

1.2 Rules of Interpretation. (a) All terms used in this Agreement that are defined in Article 9 of the UCC and not otherwise defined herein have the meanings assigned to them in Article 9 of the UCC.

(b) Unless otherwise indicated, any reference to any agreement or instrument will be deemed to include a reference to that agreement or instrument as assigned, amended, supplemented,

amended and restated, or otherwise modified and in effect from time to time or replaced in accordance with the terms of this Agreement.

(c) The use in this Agreement or any of the other Security Documents of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d) References to “Sections,” “clauses,” “recitals” and the “preamble” will be to Sections, clauses, recitals and the preamble, respectively, of this Agreement unless otherwise specifically provided. References to “Articles” will be to Articles of this Agreement unless otherwise specifically provided. References to “Exhibits” and “Schedules” will be to Exhibits and Schedules, respectively, to this Agreement unless otherwise specifically provided.

(e) This Agreement and the other Security Documents will be construed without regard to the identity of the party who drafted it and as though the parties participated equally in drafting it. Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable either to this Agreement or the other Security Documents.

(f) Notwithstanding anything to the contrary in this Agreement, (i) “Secured Debt” and “Secured Obligations” shall include obligations incurred by Guarantors that are Additional Secured Debt, so long as the requirements that would need to be satisfied for such obligations (if such obligations were instead incurred by Company and not a Guarantor) to constitute Secured Debt are satisfied; (ii) “Secured Party” (and their respective plural forms) shall include any such Persons that hold Secured Debt or Secured Obligations incurred by Guarantors that are described in preceding clause (i) (it being understood that preceding clauses (i) and (ii) do not cause the Collateral of any Grantor to directly secure Secured Obligations incurred by a Guarantor that is not a Grantor, but clarify that (x) each Guarantor’s Guaranteed Obligations include such Secured Obligations and (y) each Grantor’s Obligations secured by its Collateral include such Grantor’s guaranty of the Guaranteed Obligations described in clause (x)); and (iii) each reference to “Grantors” on the cover page, in the preamble and in Section 8.1(d) also shall be a reference to “Guarantors”.

SECTION 2.

The Liens

2.1 Collateral Shared Equally and Ratably within Class. The parties to this Agreement agree that except as expressly set forth in Section 3.4, the payment and satisfaction of all of the Secured Obligations within each Class will be secured Equally and ratably by the Liens established in favor of the Collateral Agent for the benefit of the Secured Parties belonging to such Class.

2.2 No New Liens. (a) Other than as provided in Section 5.1, so long as the Discharge of Secured Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the parties hereto agree that the Company shall not, and shall not permit any other Grantor to grant or permit any additional

Liens on any asset or property to secure any Secured Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure all Secured Obligations.

(b) If, notwithstanding the provisions of Section 2.2(a) above, any Secured Party acquires any Liens over any asset or property of the Company or any other Grantor that is not part of the Common Collateral (other than as provided in Section 5.1), such Secured Party will forthwith deliver such Liens to the Collateral Agent, or be deemed to hold such Liens, for the account of all of the Secured Parties.

(c) Nothing in this Section 2.2 shall limit the ability of the Company or any Grantor to incur new Secured Debt.

SECTION 3.

Obligations and Powers of Collateral Agent

3.1 Undertaking of the Collateral Agent. (a) Subject to, and in accordance with, this Agreement and the other Security Documents, Deutsche Bank Trust Company Americas is authorized, as collateral agent, for the benefit solely and exclusively of the present and future Secured Parties to:

(1) accept, enter into, hold, maintain, administer and enforce all Security Documents, including all Collateral subject thereto, and all Liens created thereunder, perform its obligations under the Security Documents and protect, exercise and enforce the interests, rights, powers and remedies granted or available to it under, pursuant to or in connection with the Security Documents;

(2) take all lawful and commercially reasonable actions permitted under the Security Documents to protect or preserve its interest in the Collateral subject thereto and such interests, rights, powers and remedies;

(3) deliver and receive notices pursuant to the Security Documents;

(4) sell, assign, collect, assemble, foreclose on, institute legal proceedings with respect to, or otherwise exercise or enforce the rights and remedies of a secured party (including a mortgagee, trust deed beneficiary and insurance beneficiary or loss payee) with respect to the Collateral under the Security Documents and its other interests, rights, powers and remedies;

(5) remit as provided in Section 3.4 all cash proceeds received by the Collateral Agent from the collection, foreclosure or enforcement of its interest in the Collateral under the Security Documents or any of its other interests, rights, powers or remedies;

(6) execute and deliver amendments to the Security Documents as from time to time authorized pursuant to Section 8.1; and

(7) release any Lien granted to it by any Security Document upon any Collateral if and as required by Section 4.1.

(b) Each party to this Agreement acknowledges and consents to the authorization of the Collateral Agent set forth in Section 3.1(a) and agrees to each of the other provisions of this Agreement applicable to the Collateral Agent.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Collateral Agent will not commence any exercise of remedies or any foreclosure actions or otherwise take any action or proceeding against any of the Collateral (other than actions as necessary to prove, protect or preserve the Liens securing the Secured Obligations) unless (i) the exercise of such remedy or action shall then be permitted under the underlying Security Document and (ii) it shall have been directed by in accordance with Section 3.3 below and any other applicable provisions of this Agreement and the other Security Documents.

3.2 Release or Subordination of Liens. Subject to compliance with Article 4 below and any other applicable terms of this Agreement, the Collateral Agent will not release or subordinate any Lien of the Collateral Agent or consent to the release or subordination of any Lien of the Collateral Agent, except:

(a) as directed by an Act of Required Secured Debtholders accompanied by an Officer’s Certificate to the effect that the release or subordination was permitted by each applicable Secured Debt Document;

(b) as ordered pursuant to applicable law under a final and nonappealable order or judgment of a court of competent jurisdiction;

(c) in connection with any foreclosure or exercise of rights and remedies pursuant to Section 3.3; or

(d) as provided by the Intercreditor Agreement.

3.3 Enforcement of Liens. If the Collateral Agent at any time receives written notice that any Triggering Event has occurred entitling the Collateral Agent to foreclose upon, collect or otherwise enforce its Liens hereunder or under any Security Document, the Collateral Agent will promptly deliver written notice thereof to each Secured Representative. Thereafter, the Collateral Agent may await direction by an Act of Required Secured Debtholders and, subject to its receipt of indemnity or security reasonably satisfactory to it, will act, or decline to act, as directed by an Act of Required Secured Debtholders, in the exercise and enforcement of the Collateral Agent’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Agent, subject to its receipt of indemnity or security reasonably satisfactory to it, will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Secured Debtholders. Notwithstanding anything to the contrary contained in this Agreement and without limiting the rights of the Required Secured Debtholders to act as provided above, at any time while a payment default has occurred and is continuing with respect to any Series of Secured Debt following the final maturity thereof, the acceleration by the holders of such Series of Secured Debt of the maturity of all then outstanding Secured Obligations in respect thereof or the termination by J. Aron or any Specified Hedge Counterparty of any hedging transactions under any Hedge Agreement Documents, and in either case after the passage of a period of 210 days (the “Non-controlling Secured Parties’ Standstill Period”) from the date of delivery of a notice of same in writing (and requesting that enforcement action be taken with respect to the Common Collateral) to the Collateral Agent and each other Secured Representative and so long as the respective payment default shall not have been cured or waived (or the respective acceleration rescinded), the Collateral Agent shall, as directed by the Majority Holders in respect of such Series of Secured Debt, take enforcement action with respect to the Common Collateral and exercise their rights and remedies in respect of Common Collateral under the respective Security Documents; provided further, however, that, notwithstanding the foregoing, in no event shall any holder of such Series of Secured Debt be permitted to direct the Collateral Agent to exercise or continue to exercise any such rights or remedies if, notwithstanding the expiration of the Non-controlling Secured Parties’ Standstill Period, (i) the Collateral Agent (whether or not directed by the Act of Required Secured Debtholders or Majority Holders in respect of a Series of Secured Debt) or the Required Secured Debtholders shall have commenced and be diligently pursuing the exercise of rights and remedies with respect to any of the Common Collateral (prompt notice of such exercise to be given to the Secured Representative of the holders of the relevant Series of Secured Debt) or (ii) an Insolvency Proceeding in respect of the respective Grantor shall have been commenced and be continuing. Each of the Secured Parties hereby authorizes the Collateral Agent to take action pursuant to the Intercreditor Agreement as directed by an Act of Required Secured Debtholders.

3.4 Application of Proceeds.

(a) With respect to Common Collateral, the Collateral Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon such Common Collateral, including proceeds of any title insurance policy required under any Secured Debt Document, in the following order of application:

FIRST, to the payment of all reasonable and documented fees, costs and expenses incurred by the Collateral Agent and the Indenture Trustee in connection with such sale, collection or realization or otherwise in connection with this Agreement or any of the Secured Obligations, and to any other Collateral Agent Obligations, including all court costs and the reasonable fees and expenses of its co-trustees, agents and legal counsel, and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder;

SECOND, to each Secured Representative for each Series of Secured Debt for application to the payment of all outstanding Secured Debt and any other Secured Obligations that are then due and payable in such order as may be provided in the applicable Secured Debt Documents in an amount sufficient to pay in full and discharge all outstanding Secured Obligations that are then due and payable, ratably in accordance with (i) the aggregate outstanding principal amount of Secured Obligations held by holders of such Series of Secured Debt (excluding obligations under Hedge Agreement Documents) and (ii) with respect to the Hedge Agreement Obligations held by holders of such Series of Secured Debt, the Hedge Agreement Due Amount for such Series of Secured Debt; and

THIRD, any surplus then remaining shall be paid to the Grantors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

provided that, to the extent that the holders of any Series of Secured Debt receive and are able to apply any proceeds from any Separate Collateral securing such Series of Secured Debt, (i) the Secured Representative in respect of such Series of Secured Debt shall within one Business Day of the receipt of such proceeds provide the Collateral Agent with a certificate certifying as to the amount of such received and applied proceeds and (ii) the amount of Secured Obligations included under clause “SECOND” above with respect to such Series shall be reduced by the amount of such proceeds; provided further that (i) at any time, the Collateral Agent may request a certificate from any Secured Representative in respect of any Series of Secured Debt as to the amount of any received and applied proceeds with respect to such Series of Secured Debt from any Separate Collateral and such Secured Representative shall within one Business Day provide such certificate and (ii) the application of the proceeds of any Separate Collateral and any proceeds under the foregoing clauses shall not permit the holders of any such Series of Secured

Debt to recover more than the full amount of Secured Obligations relating to such Series of Secured Debt.

For purposes of this Section 3.4(a), “proceeds” of Collateral includes any and all cash, securities and other property realized from collection, foreclosure or enforcement of the Collateral Agent’s Liens upon the Collateral (including distributions of Collateral in satisfaction of any Secured Obligations).

(b) If the Collateral Agent or any Secured Party other than J. Aron collects or receives any proceeds from the foreclosure, collection or other enforcement of any Separate Collateral that should have been applied to the payment of the Obligations in accordance with Section 5.1 hereof, whether after the commencement of an Insolvency or Liquidation Proceeding or otherwise, the Collateral Agent or such Secured Party will forthwith deliver the same to J. Aron to be applied in accordance with Section 5.1. Until so delivered, such proceeds will be held by the Collateral Agent or such Secured Party, for the benefit of J. Aron.

(c) This Section 3.4 is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Obligations, each present and future Secured Representative and the Collateral Agent. The Secured Representative of each future Series of Secured Debt will, to the extent provided in this Agreement, be required to deliver a Lien Sharing and Priority Confirmation to the Collateral Agent at the time of incurrence of such Series of Secured Debt.

(d) In connection with the application of proceeds pursuant to this Section 3.4, except as otherwise directed by an Act of Required Secured Debtholders, the Collateral Agent may sell any non-cash proceeds for cash prior to the application of the proceeds thereof.

3.5 Powers of the Collateral Agent. (a) The Collateral Agent is irrevocably authorized and empowered to enter into and perform its obligations and protect, perfect, exercise and enforce its interest, rights, powers and remedies under the Security Documents and applicable law and in equity and to act as expressly set forth in this Article 3 or as requested in any lawful directions given to it from time to time in respect of any matter by an Act of Required Secured Debtholders.

(b) No Secured Representative or holder of Secured Obligations will have any liability whatsoever for any act or omission of the Collateral Agent.

3.6 Documents and Communications. The Collateral Agent will permit each Secured Representative and each holder of Secured Obligations upon reasonable written notice from time to time to inspect and copy, at the cost and expense of the party requesting such copies, any and all Security Documents and other documents, notices, certificates, instructions or communications received by the Collateral Agent in its capacity as such.

3.7 For Sole and Exclusive Benefit of Holders of Secured Obligations. The Collateral Agent will accept, hold and enforce all Liens on the Collateral at any time transferred or delivered to it and all other interests, rights, powers and remedies at any time granted to or enforceable by the Collateral Agent and all other property constituting Collateral solely and exclusively for the benefit of the present and future holders of present and future Secured Obligations, and will distribute all proceeds received by it in realization thereon or from enforcement thereof solely and exclusively pursuant to the provisions of Section 3.4.

3.8 Secured Debt. (a) The Collateral Agent will, as collateral agent hereunder, perform its obligations hereunder with respect to each holder of Secured Obligations of a Series of Secured Debt that:

(1) holds Existing Secured Debt or Additional Secured Debt identified as such in accordance with the procedures set forth in Section 3.8(b);

(2) signs, through its designated Secured Representative identified pursuant to Section 3.8(b), a Joinder; and

(3) is evidenced or governed by an indenture, credit agreement, loan agreement, note agreement, hedge agreement, promissory note or other agreement or instrument that includes a Lien Sharing and Priority Confirmation, and its designated Secured Representative identified pursuant to Section 3.8(b) delivers a true and correct copy of such agreement or instrument;

provided that the actions required by preceding clauses (2) and (3), and the following Section 3.8(b), shall not be required to be taken with respect to Existing Secured Debt.

(b) The Company will be permitted to designate as an additional holder of Secured Debt hereunder each Person who is, or who becomes, the holder of Additional Secured Debt. The Company may effect such designation by delivering to the Collateral Agent each of the following:

(1) an Officer’s Certificate describing in reasonable detail the respective Additional Secured Debt and (A) stating that the Company or such other Grantor has incurred or intends to incur such obligations as “Additional Secured Debt” which is or will be permitted by this Agreement and each other applicable Secured Debt Document to be incurred and secured by a Lien Equally and ratably with all previously existing and future Secured Debt and (B) to the extent such Additional Secured Debt is Refinancing Indebtedness, certifying that such Refinancing Indebtedness satisfies the criteria therefor set forth in the definition of “Existing Indenture”; and

(2) a written notice specifying the name and address of the Secured Representative for such series of Additional Secured Debt for purposes of Section 8.6.

Notwithstanding the foregoing, nothing in this Agreement will be construed to allow the Company or any other Grantor to incur additional Indebtedness or grant additional Liens unless, in each case, permitted by the terms of all applicable Secured Debt Documents.

(c) With respect to any Additional Secured Debt, the Company and each of the Grantors agrees to take such actions (if any) as may from time to time be necessary or reasonably requested by the Collateral Agent, any Secured Representative or any Act of Required Secured Debt Holders, and enter into such technical amendments, modifications and/or supplements to the then existing guarantees and Security Documents (or execute and deliver such additional Security Documents) as may from time to time be necessary or reasonably requested by the Collateral Agent (including as contemplated by clause (d) below), to ensure that the relevant Additional Secured Debt is secured by, and entitled to the benefits of, the relevant Security Documents, and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes the Collateral Agent to enter into, any such technical amendments, modifications and/or supplements (and additional Security Documents). The Company and each Grantor hereby further agree that, if there are any recording, filing or other similar fees payable in connection with any of the actions to be taken pursuant to this Section 3.8(c) or

(d), all such amounts shall be paid by, and shall be for the account of, the Company and the respective Grantors, on a joint and several basis.

(d) Without limitation of the foregoing, the Company and each of the Grantors agrees to take the following actions with respect to all Additional Secured Debt.

(1) with respect to any real property Collateral:

(A) The Company and the Guarantors shall enter into, and deliver to the Collateral Agent, a mortgage modification or new Mortgage with regard to each Material Real Property (as such term is defined in the Existing Indenture) subject to a Mortgage (each a “Mortgaged Property”) that is not otherwise an Excluded Asset (as such term is defined in the Existing Indenture) and is at the time of such incurrence, in proper form for recording in all applicable jurisdictions, in a form reasonably satisfactory to the Collateral Agent, and the Required Secured Debtholders;

(B) The Company or the applicable Guarantor will cause to be delivered a local counsel opinion with respect to each such Mortgaged Property entered into pursuant to clause (a) above in form and substance, and issued by law firms, in each case, reasonably satisfactory to the Collateral Agent;

(C) The Company or the applicable Guarantor will cause a title company to have delivered to the Collateral Agent an endorsement to each title insurance policy then in effect for the benefit of the Secured Parties or date down(s) (which may include a new title insurance policy) (each such delivery, a “Title Datedown Product”), in each case insuring that (i) the priority of the Lien of the applicable Mortgage(s) as security for the Secured Obligations has not changed and if a new Mortgage is entered into, that the Lien of such new Mortgage securing the Secured Debt then being incurred shall have the same priority as any existing Mortgage securing then existing Secured Obligations, (ii) since the later of the original date of such title insurance product and the date of the Title Datedown Product delivered most recently prior to (and not in connection with) such additional Indebtedness, there has been no change in the condition of title and (iii) there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the applicable Mortgage(s), in each case other than with respect to Liens permitted by each Secured Debt Document; and

(D) The Company or the applicable Guarantor will deliver to the approved title company, the Collateral Agent and/or all other relevant third parties all other items reasonably necessary or requested by the Collateral Agent to maintain the continuing priority of (i) the Lien of the Mortgages as security for the Secured Obligations and (ii) any other Mortgages which secure Secured Debt.

(2) with respect to any personal property Collateral:

(A) The Company and the Guarantors shall enter into, and deliver to the Collateral Agent either (x) amendments to this Agreement and the Security Documents that permit the obligations with respect to such Secured Debt to be secured pari passu with the then existing Secured Obligations or (y) additional security and collateral documents which are substantially similar to the Security Documents, in each case, in a form reasonably satisfactory to the Collateral Agent and the Required Secured Debtholders;

(B) The Company or the applicable Guarantor will cause to be delivered opinions of local and other counsel with respect to such personal property Collateral in form and substance, and issued by law firms, in each case, reasonably satisfactory to the Collateral Agent; and

(C) The Company or the applicable Guarantor will take all actions reasonably necessary or requested by the Collateral Agent to maintain the continuing priority of the Liens securing the Secured Obligations such that all Liens securing Secured Debt shall have the same priority as any existing Liens securing the Secured Obligations prior to the incurrence of such Additional Secured Debt and the priority of the Liens security the Secured Obligations shall not be affected by the incurrence of the Additional Secured Debt.

SECTION 4.

Release of Liens, Agreements, Etc.

4.1 Release of Liens on Collateral. The Collateral Agent’s Liens upon the Collateral will be released and terminate:

(a) in whole, automatically, upon the occurrence of the Secured Debt Termination Date;

(b) upon the written request of the Company and the respective Grantor to the Collateral Agent, as to any Collateral of a Grantor (other than the Company) that (x) is released as a Guarantor under each Secured Debt Document and (y) is not obligated (as primary obligor or guarantor) with respect to any other Secured Obligations at such time and so long as the respective release does not violate the terms of any Secured Debt Document which then remains in effect or the Intercreditor Agreement;

(c) as to any Collateral that is released, sold, transferred or otherwise disposed of by the Company or any other Grantor to a Person that is not (either before or after such release, sale, transfer or disposition) the Company or a Subsidiary thereof in a transaction or other circumstance that complies with the terms of the Existing Indenture (for so long as the Existing Indenture is in effect) and is not prohibited by any of the other Secured Debt Documents, at the time of such release, sale, transfer or other disposition and to the extent of the interest released, sold, transferred or otherwise disposed of;

(d) as to a release of less than all or substantially all of the Collateral (other than pursuant to clause (a), (b) or (c) above) at any time prior to the Discharge of Secured Obligations if written consent to the release of all Liens on such Collateral has been given by an Act of Required Secured Debtholders; and

(e) as to a release of all or substantially all of the Collateral, if (A) consent to release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents and (B) the Company has delivered an Officer’s Certificate to the Collateral Agent certifying that any such necessary consents have been obtained.

(f) At any time that any Grantor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing provisions of this Section 4.1, the Company shall, on behalf of itself or the respective Grantor, deliver to the Collateral Agent an Officer’s Certificate, and with respect to clause (e) above an Opinion of Counsel, each stating that the release of the respective Collateral is permitted pursuant to Section 4.1(a), (b), (c), (d) or (e), as the case may be. In determining whether any release of Collateral is permitted, the Collateral Agent shall be entitled to conclusively rely on any Officer’s Certificate (and if applicable, any Opinion of Counsel) furnished to it pursuant to the immediately preceding sentence. All actions taken pursuant to this Section 4.1 shall be at the sole cost and expense of the Company and the respective Grantor.

4.2 Agreements of the Collateral Agent and Secured Representatives. (a) In connection with any release of the Collateral Agent’s Lien on the Collateral pursuant to Section 4.1, the Collateral Agent shall (subject to compliance with Section 4.1(f)) execute and deliver, prepare and provide to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request, prepare and provide to evidence such release. Any execution and delivery of documents pursuant to this Section 4.2 shall be without recourse to or warranty by the Collateral Agent.

(b) The Collateral Agent hereby agrees that:

(1) in the case of any release pursuant to Section 4.1(c), if the terms of any such release, sale, transfer or other disposition require the payment of the purchase price to be contemporaneous with the delivery of the applicable release, then, at the written request of and at the expense of the Company or other applicable Grantor, the Collateral Agent will deliver the release under customary escrow arrangements that permit such contemporaneous payment and delivery of the release; and

(2) within two Business Days of the receipt by it of any Act of Required Secured Debtholders pursuant to Section 4.1(d), the Collateral Agent will deliver a copy of such Act of Required Secured Debtholders to each Secured Representative.

(c) Each Secured Representative hereby agrees that within one Business Day after the receipt by it of any notice from the Collateral Agent pursuant to Section 4.2(b)(2), such Secured Representative will deliver a copy of such notice to each registered holder of the Series of Secured Debt for which it acts as Secured Representative.

4.3 Closing Date Indenture Amendments. Each of the Collateral Agent and the Company hereby agrees that they will not consent to any amendment of the Closing Date Indenture or Security Agreement that modifies any of the following definitions therein without the prior written consent of J. Aron: “Crack Spread Hedge”, “Hedge Agreements”, “Hedging Obligations”, “J. Aron Hedge”, “Pari Passu Indebtedness”, “Pari Passu Lien Priority”, “Pari Passu Notes Lien Indebtedness”, “Secured Debt”, “Secured Obligations” and “Series of Secured Debt”.

SECTION 5.

Separate Collateral

5.1 Separate Collateral. The parties hereto hereby acknowledge that Hedge Agreement Obligations may be secured by Separate Collateral, which Separate Collateral shall be held and maintained by J. Aron or the Specified Hedge Counterparty, as applicable. Notwithstanding any provision of this Agreement or any other Security Document to the contrary, (i) in no event shall any Secured Party, other than J. Aron or any successor as counterparty under the J. Aron Hedge Agreement, have any claim on, or right title or interest in and to any Separate Collateral (including any J. Aron Hedge Agreement LOC or any proceeds thereof) granted to J. Aron and (ii) in no event shall any Secured Party, other than the applicable Specifed Hedge Counterparty have any claim on, or right title or interest in and to any Separate Collateral (including any Specified Hedge Agreement LOC or any proceeds thereof)

granted solely to such counterparty, as applicable. Each Secured Party (x) acknowledges and agrees that any Separate Collateral (including any J. Aron Hedge Agreement LOC) granted to J. Aron is solely for the benefit of J. Aron and any successor thereto and J. Aron or any such successor shall not be required to share such Separate Collateral with any Secured Party and (ii) any Separate Collateral (including any Specified Hedge Agreement LOC) granted to a Specified Hedge Counterparty is solely for the benefit of such counterparty and any successor thereto and such counterparty or any such successor shall not be required to share such Separate Collateral with any Secured Party.

SECTION 6.

Rights and Protections of the Collateral Agent

6.1 No Implied Duty. Notwithstanding anything to the contrary contained herein, the Collateral Agent will not have any fiduciary duties nor will it have any implied responsibilities, covenants or obligations and shall only be required to perform such obligations as are expressly stated in this Agreement and the other Security Documents to which it is a party. The Collateral Agent will not be required to take any action that is contrary to applicable law or any provision of this Agreement or the other Security Documents.

6.2 Appointment of Agents and Advisors. The Collateral Agent may execute any of its rights or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, appraisers, attorneys-in-fact or other experts or advisors selected by it with due care and in good faith and shall not be liable for the negligence or misconduct of such agents.

6.3 Other Agreements. The Collateral Agent has accepted and is bound by the Security Documents executed by the Collateral Agent as of the date of this Agreement and, as directed by an Act of Required Secured Debtholders, the Collateral Agent shall execute additional Security Documents delivered to it after the date of this Agreement; provided, however, that such additional Security Documents do not adversely affect the rights, privileges, benefits and immunities of the Collateral Agent. The Collateral Agent will not otherwise be bound by, or be held obligated by, the provisions of any credit agreement, indenture, hedge agreement or other agreement governing Secured Debt (other than this Agreement and the other Security Documents to which it is a party).

6.4 Solicitation of Instructions. (a) The Collateral Agent may at any time solicit written confirmatory instructions, in the form of an Act of Required Secured Debtholders, an Officer’s Certificate or an order of a court of competent jurisdiction, as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or the other Security Documents, and the Collateral Agent may await receipt of the respective confirmatory instructions before taking the respective such action and shall incur no liability for any inaction while awaiting receipt of such confirmatory instructions. It is expressly understood and acknowledged that the Collateral Agent shall have no duty to act, consent or request any action of the Company, the Grantors or any other Person in connection with this Agreement unless the Collateral Agent shall have received written direction from an Act of Required Secured Debtholders.

(b) No written direction given to the Collateral Agent by an Act of Required Secured Debtholders that in the sole judgment of the Collateral Agent imposes, purports to impose or might reasonably be expected to impose upon the Collateral Agent any obligation or liability not set forth in or arising under this Agreement and the other Security Documents will be binding upon the Collateral Agent unless the Collateral Agent elects, at its sole option, to accept such direction.

6.5 Limitation of Liability. The Collateral Agent will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under any other Security Document, except for its own gross negligence, bad faith or willful misconduct, in each case as determined by a final, non-appealable order by a court of competent jurisdiction. In no event shall the Collateral Agent or any officer, director, employee, representative or agent of the Collateral Agent be liable under or in connection with this Agreement or any of the Security Documents for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits or loss of opportunity, whether or not foreseeable, even if the Collateral Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

6.6 Documents in Satisfactory Form. The Collateral Agent will be entitled to require that all agreements, certificates, opinions, instruments and other documents at any time submitted to it, including those expressly provided for in this Agreement, be delivered to it in a form and with substantive provisions reasonably satisfactory to it.

6.7 Entitled to Rely. The Collateral Agent may seek and rely upon, and shall be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by the Company or any other Grantor in compliance with the provisions of this Agreement or delivered to it by any Secured Representative as to the holders of Secured Obligations for whom it acts, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Collateral Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the other Security Documents has been duly authorized to do so. To the extent an Officer’s Certificate or opinion of counsel is required or permitted under this Agreement to be delivered to the Collateral Agent in respect of any matter, the Collateral Agent may rely conclusively on an Officer’s Certificate or opinion of counsel as to such matter and such Officer’s Certificate or opinion of counsel shall be full warranty and protection to the Collateral Agent for any action taken, suffered or omitted by it under the provisions of this Agreement and the other Security Documents.

6.8 Triggering Event. The Collateral Agent will not be required to inquire as to the occurrence or absence of any Triggering Event and will not be affected by or required to act upon any notice or knowledge as to the occurrence of any Triggering Event unless and until it is directed by an Act of Required Secured Debtholders pursuant to the requirements of this Agreement. The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any default, event of default or Triggering Event unless and until the Collateral Agent has received written notice from the Company, any Series Representative or any Secured Party stating that a default, event of default or Triggering Event has occurred with respect to the Secured Obligations.

6.9 Actions by Collateral Agent. As to any matter not expressly provided for by this Agreement or the other Security Documents, the Collateral Agent will act or refrain from acting as directed by an Act of Required Secured Debtholders and will be fully protected if it does so, and any action taken, suffered or omitted pursuant to hereto or thereto shall be binding on all holders of Secured Obligations.

6.10 Security or Indemnity in favor of the Collateral Agent. The Collateral Agent will not be required to advance, expend or risk any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights if it shall have reasonable grounds to believe that repayment of such funds or security or indemnity satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action is not reasonably assured to it.

6.11 Conflicts; Bona Fide Disputes. In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in any other Security Document, the terms and provisions of this Agreement shall supersede and control the terms and provisions of such other Security Document. In the event there is any bona fide, good faith disagreement between the other parties to this Agreement or any of the other Security Documents resulting in adverse claims being made in connection with Collateral held by the Collateral Agent and the terms of this Agreement or any of the other Security Documents do not unambiguously mandate the action the Collateral Agent is to take or not to take in connection therewith under the circumstances then existing, or the Collateral Agent is in doubt as to what action it is required to take or not to take hereunder or under the other Security Documents, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise in writing by a request signed jointly by the parties hereto entitled to give such direction or by order of a court of competent jurisdiction, provided that the parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights of the Company or the other Grantors in any Secured Debt Document.

6.12 Limitations on Duty of Collateral Agent in Respect of Collateral. (a) The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for the account of third parties. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords similar property held for the benefit of third parties. Neither the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct (in each case as determined by a final, non-appealable order by a court of competent jurisdiction).

(b) The Collateral Agent will not be responsible (i) for the existence, genuineness or value of any of the Collateral, (ii) except as set forth in Section 6.12(a), for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, (iii) for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (iv) for the validity of the title of any Grantor to the Collateral, (v) for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or (vi) except as set forth in Section 6.12(a), otherwise as to the maintenance of the Collateral. The Collateral Agent hereby disclaims any representation or warranty to the present and future holders of the Secured Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral. The Collateral Agent will not be responsible for determining whether any given Secured Obligations are in fact secured pursuant to the various Security Documents, it being understood that each Secured Party shall be responsible for ascertaining whether its obligations are in fact secured pursuant to the Security Documents.

6.13 Assumption of Rights, Not Assumption of Duties. Notwithstanding anything to the contrary contained herein:

(1) each of the parties thereto will remain liable under each of the Security Documents (other than this Agreement) to the extent set forth therein to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement had not be executed;

(2) the exercise by the Collateral Agent of any of its rights, remedies or powers hereunder will not release any parties from any of their respective duties or obligations under the other Security Documents; and

(3) the Collateral Agent will not be obligated to perform any of the obligations or duties of any of the parties to the Security Documents other than the Collateral Agent.

6.14 No Liability for Clean Up of Hazardous Materials. In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver or such other entity as directed by an Act of Required Secured Debtholders. The Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

6.15 Request For Accounting. Each Secured Representative agrees to render to the Collateral Agent, at any time upon request of the Collateral Agent, an accounting of the amounts of the Secured Obligations owing to it with respect to such Series of Secured Debt, and such other related information as the Collateral Agent may reasonably request in order to give effect to the terms and conditions of this Agreement. In the event that any Secured Representative fails to provide any information required to be provided by it to the Collateral Agent, then the Collateral Agent may (but shall not be obligated to) (i) take such actions as are required to be taken by it based on the most recent information available to it, or (ii) in the case of any distributions to be made pursuant to the Security Documents, hold the applicable Secured Parties share or purported share in escrow (without obligation to pay interest thereon) until such Secured Representative provides the required information.

6.16 Limitation on Obligations. The Collateral Agent shall have no obligation to ascertain or inquire as to (i) the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Security Documents or to inspect the properties, books or records of the Grantors, (ii) whether or not any representation or warranty made by any Person in connection with this Agreement or any Security Document is true, (iii) the performance by any Person of its obligations under this Agreement or any of the Security Documents or (iv) the breach of or default by any Person of its obligations under this Agreement or any of the Security Documents.

6.17 Perfection of Collateral. The Collateral Agent shall have no duty to (A) record or file this Agreement or any other agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to monitor or maintain any such recording or filing, (B) obtain, maintain or pay for any insurance, or (C) pay or discharge any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral. It is expressly agreed, to the maximum extent permitted by applicable law, that the Collateral Agent shall have no responsibility or obligation for (i) taking any necessary steps to preserve rights against any Person with respect to any Collateral or (ii) taking any action to protect against any diminution in value of the Collateral.

6.18 Entitled to Protections. The Collateral Agent shall be afforded all of the rights, powers, immunities and indemnities set forth in this Agreement in all of the Security Documents to which it is a signatory as if such rights, powers, immunities and indemnities were specifically set out in each such Security Document.

6.19 Obligation to Act. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any of the Security Documents (i) if such action would, in the reasonable opinion of the Collateral Agent (which may be based on the advice or opinion of legal counsel), be contrary to applicable law or any of the Security Documents, (ii) if such action is not specifically provided for in this Agreement or any of the Security Documents to which it is a party, (iii) if, in connection with the taking of any such action hereunder or under any of the Security Documents that would constitute an exercise of remedies hereunder or under any of the Security Documents it shall not first be indemnified to its satisfaction by the relevant Secured Parties against any and all risk of nonpayment, liability and expense that may be incurred by it, its agents or its counsel by reason of taking or continuing to take any such action, (iv) if, notwithstanding anything to the contrary contained in this Agreement, in connection with the taking of any such action that would constitute a payment due under any agreement or document, it shall not first have received from the applicable the Secured Parties or the Grantors funds equal to the amount payable, (v) if such action would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) if such action would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified.

SECTION 7.

Removal or Resignation of the Collateral Agent

7.1 Removal or Resignation of Collateral Agent. Subject to the appointment of a successor Collateral Agent as provided in Section 7.2 and the acceptance of such appointment by the successor Collateral Agent:

(a) the Collateral Agent may resign at any time by giving not less than 30 days’ notice of resignation to each Secured Representative and the Company; and

(b) the Collateral Agent may be removed at any time, with or without cause, by an Act of Required Secured Debtholders by giving not less than 10 days’ notice of removal to each Secured Representative, the Company and the Collateral Agent.

7.2 Appointment of Successor Collateral Agent. Upon any such resignation or removal, a successor Collateral Agent may be appointed by an Act of Required Secured Debtholders; provided that, so long as no Secured Debt Default has occurred and is continuing, such successor Collateral Agent shall be reasonably acceptable to the Company. If no successor Collateral Agent has been so appointed and accepted such appointment within 10 days after the predecessor Collateral Agent gave notice of resignation or was removed, the retiring Collateral Agent may (at the expense of the Company), at its option, appoint a successor Collateral Agent reasonably acceptable to the Company (but only if no Secured Debt Default has occurred and is continuing), or petition a court of competent jurisdiction for appointment of any such successor Collateral Agent, which must be a bank or trust company:

(1) authorized to exercise corporate agency powers;

(2) having a combined capital and surplus of at least $500,000,000; and

(3) maintaining an office in New York, New York.

The Collateral Agent will fulfill its obligations hereunder until a successor Collateral Agent meeting the requirements of this Section 7.2 has accepted its appointment as Collateral Agent and the provisions of Section 7.3 have been satisfied.

7.3 Succession. When the Person so appointed as successor Collateral Agent accepts such appointment:

(1) such Person will succeed to and become vested with all the rights, powers, privileges and duties of the predecessor Collateral Agent, and the predecessor Collateral Agent will be discharged from its duties and obligations hereunder; and

(2) the predecessor Collateral Agent will (at the expense of the Company) promptly transfer all Liens and collateral security and other property constituting Collateral within its possession or control to the possession or control of the successor Collateral Agent and will execute instruments and assignments as may be reasonably requested by the successor Collateral Agent to transfer to the successor Collateral Agent all Liens, interests, rights, powers and remedies of the predecessor Collateral Agent in respect of the Security Documents or the Collateral.

Thereafter the predecessor Collateral Agent will remain entitled to enforce the immunities granted to it in Article 6 and the provisions of Section 8.9.

7.4 Merger, Conversion or Consolidation of Collateral Agent. Any Person into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any Person succeeding to the business of the Collateral Agent shall be the successor of the Collateral Agent pursuant to Section 7.3, provided that (i) without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding, such Person satisfies the eligibility requirements specified in clauses (1) through (3) of Section 7.2 and (ii) the Collateral Agent shall have promptly notified the Company and each Secured Representative of such merger, conversion or consolidation.

SECTION 8.

Miscellaneous Provisions

8.1 Amendment. (a) No amendment or supplement to the provisions of this Agreement or any other Secured Debt Document will be effective without the approval of the Collateral Agent acting as directed by an Act of Required Secured Debtholders, except that:

(1) any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Indebtedness that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving, perfecting or establishing the Liens thereon or the rights of the Collateral Agent therein will become effective when executed and delivered by the Company or any other applicable Grantor party thereto and the Collateral Agent;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Obligations:

(A) to vote its Secured Debt as to any matter described as subject to an Act of Required Secured Debtholders, a vote of the Required Secured Debtholders or an act or vote of each or any separate series of Secured Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Secured Debtholders”),

(B) to share in the Common Collateral on a pari passu basis, including sharing the proceeds of enforcement or realization on any Common Collateral in the order of application described in Section 3.4(a) or to receive the exclusive benefit of any Separate Collateral provided to such holder,

(C) to require that Liens securing Secured Obligations of such holder be released only as set forth in the provisions described in Section 4.1,

(D) that would change the pari passu status of the Liens in favor of the holders of any Series of Secured Debt; or

(E) disproportionately when compared to the effect on holders of another series of Secured Obligations;

will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Documents;

(3) no amendment, supplement or waiver to the defined terms “Existing Indenture”, “Secured Parties”, “Hedge Agreement Secured Parties”, “J. Aron Hedge Agreement”, “Pari Passu Hedge Agreements” or “Secured Senior Notes Collateral Documents” or the terms of Section 3.8(b) or Section 4.3 will become effective without the consent of J. Aron; and

(4) no amendment or supplement that imposes any obligation upon the Collateral Agent or any Secured Representative or adversely affects the rights of the Collateral Agent or any Secured Representative, respectively, in its capacity as such will become effective without the consent of the Collateral Agent or such Secured Representative, respectively.

(b) Subject to Sections 8.1(a)(1), 8.2(a)(2) and 8.1(a)(4), any mortgage or other Security Document that secures Secured Obligations may be amended or supplemented with the approval of the Collateral Agent acting as directed by an Act of Required Secured Debtholders.

(c) The Collateral Agent will deliver a copy of each amendment or supplement to the Security Documents to each Secured Representative upon written request. In executing any amendments or supplements to this Agreement or any other Secured Debt Instrument, the Collateral Agent shall be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amendment or supplement is authorized or permitted by the terms of this Agreement and such Secured Debt Instrument; it being expressly agreed and acknowledged that no further inquiry shall be required of the Collateral Agent as to whether such amendment or supplement is authorized or permitted by the terms of this Agreement or such other Secured Debt Instrument. The Collateral Agent may, but shall not be obligated to, enter into any such amendment or supplement that affects its own rights, duties, liabilities or immunities under this Agreement, the other Secured Debt Instruments or otherwise.

(d) Notwithstanding Section 8.1(a) and (b), (i) the addition of a party hereto as a Grantor, or any Secured Representative pursuant to Section 8.18 or 3.8 shall not require further approval under Section 8.1(a), and (ii) the written consent of the Company and each Grantor shall be required for any amendment or modification of this Agreement that directly affects the rights, duties or interests of the Company or such Grantor.

8.2 Voting. (a) In connection with any matter under this Agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) in the case of Secured Debt that is not a Hedge Agreement Obligation, the aggregate principal amount of Secured Obligations held by holders of such Series of Secured Debt, plus (2) in the case of Secured Debt that is a Hedge Agreement Obligation, the aggregate Hedge Agreement Outstanding Amount (calculated in accordance with Section 8.3) of such Hedge Agreement Obligation. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Representative of each Series of Secured Debt will cast all of its votes as a block in respect of any vote under this Agreement. In making all determinations of votes hereunder, the Collateral Agent shall be entitled to rely upon the votes, and relative outstanding amounts, as determined and reported to it by the various Secured Representatives, and shall have no duty to independently ascertain such a votes or amounts.

(b) Reserved

(c) Each of the Secured Representatives in respect of any Series of Secured Debt shall be entitled after the occurrence and during the continuance of an Event of Default to request a re-vote with respect to any Act of Required Secured Debtholders concerning the taking or refraining from taking of any remedies if requested to do so in writing by holders of at least a majority in aggregate principal amount of the applicable Series of Secured Debt; provided that if the Secured Parties have, following any vote or other determination by such Secured Parties pursuant to an Act of Required Secured Debtholders, entered into any amendment, consent, waiver, standstill, forbearance, modification or similar agreement with the Company, or otherwise agreed with the Company (other than through a pattern or course of conduct) to take or not to take a specified action (collectively, an “Action”), the Secured Representatives shall not be entitled to request a revote with respect to the matters covered by such Action during the period in which such Action remains in effect.

8.3 Calculation of Obligations under Hedge Agreements. Any calculation of obligations outstanding under a Hedge Agreement Document for purposes of this Agreement or any other Security Document shall be made based on the Hedge Agreement Outstanding Amount thereunder, subject to clause (2) of the definition of “Required Secured Debtholders” with respect to the J. Aron Hedge Agreement for purposes of determining “Required Secured Debtholders”.

8.4 Successors and Assigns. (a) Except as provided in Section 6.2, and subject to Section 7.2, the Collateral Agent may not, in its capacity as such, delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of the Collateral Agent hereunder will inure to the sole and exclusive benefit of, and be enforceable by, each Secured Representative and each present and future holder of Secured Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

(b) Neither the Company nor any other Grantor may assign its rights or obligations hereunder or under any other Security Document other than in accordance with the terms hereof and thereof. All obligations of the Company and the other Grantors hereunder will inure to the sole and exclusive benefit of, and be enforceable by, the Collateral Agent, each Secured Representative and each present and future holder of Secured Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

8.5 Delay and Waiver. No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement or any of the other Security Documents will impair any such right, power or remedy or operate as a waiver thereof. No single or partial exercise of any such right, power or remedy will preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

8.6 Notices. Any communications, including notices and instructions, between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to the Collateral Agent or the Indenture Trustee:

DEUTSCHE BANK TRUST COMPANY AMERICAS

60 Wall Street

Mail Stop NYC60-2710

New York, New York 10005

Attention: Corporate Team – Deal Manager

Tel: (201) 593-2507

Fax: (732) 578-4635

with a copy to:

100 Plaza One

Mail Stop JCY03-0699

Jersey City, New Jersey 07311-3901

Attention: Corporate Team – Deal Manager

Tel: (201) 593-2507

Fax: (732) 578-4635

If to J. Aron	J. ARON & COMPANY 200 West Street New York, New York 10282 Attention: Simon Collier, Christine Benson Email: Simon.Collier@gs.com, Christine.Benson@gs.com Tel: 212-902-0776

With a copy to:

J. ARON & COMPANY

200 West Street

New York, New York 10282

Attention: Steven M. Bunkin, John Thomas

Legal Department

Email/Tel: Steven.Bunkin@gs.com,

212-902-0952

Email: Tel: John.Thomas@gs.com,

212-902-1806

If to the Company or any other Grantor:	NORTHERN TIER ENERGY LLC 37 Danbury Road, Suite 204 Ridgefield, Connecticut 06877 Attention: Hank Kuchta Tel: (203) 244-6550 Fax: (203) 894-8073

and if to any other Secured Representative, to such address as it may specify by written notice to the parties named above, or in the case of any Person after the foregoing notice address for such Person changes, to such other address as may be hereafter designated by such Person in a written notice delivered to the other parties hereto.

All notices and communications will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the relevant address set forth above or, as to holders of Secured Debt, its address shown on the register kept pursuant to the applicable Secured Debt Documents or as otherwise set forth in the applicable Secured Debt Documents. Failure to mail a notice or communication to a holder of Secured Debt or any defect in it will not affect its sufficiency with respect to other holders of Secured Debt.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

8.7 Notice Following Discharge of Secured Obligations. Promptly following the Discharge of Secured Obligations with respect to one or more Series of Secured Debt, each Secured Representative with respect to each applicable Series of Secured Debt that is so discharged will provide written notice of such discharge to the Collateral Agent.

8.8 Entire Agreement. This Agreement states the complete agreement of the parties relating to the undertaking of the Collateral Agent set forth herein and supersedes all oral negotiations and prior writings in respect of such undertaking.

8.9 Payment of Expenses and Taxes; Indemnification. The Grantors shall pay such compensation to the Collateral Agent as the Company and Collateral Agent may agree in writing from time to time. Notwithstanding that the Collateral Agent is appointed by and acting for and at the direction of the Secured Parties, the Grantors jointly and severally agree (a) to pay or reimburse the Collateral Agent for all its documented fees and reasonable costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Security Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel and agents appointed pursuant to Section 6.2 to the Collateral Agent, any amounts due and owing pursuant to any mortgage, including, without limitation, any amounts incurred pursuant to Minn. Stat § 287.05, Subd. 5, and the preservation of the Liens or any rights of the Collateral Agent (b) after the occurrence of a Triggering Event, to pay or reimburse the Collateral Agent and the other Secured Parties for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Security Documents and any such other documents, including the fees and disbursements of counsel to the Collateral Agent and the other Secured Parties, (c) to pay, indemnify, defend and hold harmless the Collateral Agent and the other Secured Parties from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Security Documents and any such other documents, and (d) to pay, indemnify, defend and hold harmless the Collateral Agent and the other Secured Parties and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel and agents appointed pursuant to Section 6.2, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Security Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (all the foregoing in this clause (d), collectively, the “indemnified liabilities”); provided that the Grantors shall have no obligation hereunder to the Collateral Agent or any other Secured Party nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities arising from the bad faith, gross negligence or willful misconduct of the party to be indemnified (in each case as determined by a final non-appealable order by a court of competent jurisdiction). The agreements in this Section 8.9 shall survive repayment of the Secured Obligations and all other amounts payable hereunder and under the other Secured Debt Documents and the termination of this Agreement or the removal or resignation of the Collateral Agent.

8.10 Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any respect or in any jurisdiction, the validity, legality and enforceability of such provision in all other respects and of all remaining provisions, and of such provision in all other jurisdictions, will not in any way be affected or impaired thereby.

8.11 Headings. Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Agreement and will in no way modify or restrict any of the terms or provisions hereof.

8.12 Obligations Secured. All obligations of the Grantors set forth in or arising under this Agreement will be Secured Obligations and are secured by all Liens granted by the Security Documents.

8.13 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.14 Consent to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Security Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address set forth in Section 8.6 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.14 any special, exemplary, punitive or consequential damages.

8.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER SECURED DEBT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.16 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic means), each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument.

8.17 Effectiveness. This Agreement will become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by each party of written notification of such execution and written or telephonic authorization of delivery thereof.

8.18 Additional Grantors. The Company will cause each Person that becomes a Grantor or is required by any Secured Debt Document to become a party to this Agreement to become a party to this Agreement, for all purposes of this Agreement, by causing such Person to execute and deliver to the parties hereto a Joinder, whereupon such Person will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. The Company shall promptly provide each Secured Representative with a copy of each Joinder executed and delivered pursuant to this Section 8.18.

8.19 Continuing Nature of this Agreement. This Agreement will be reinstated if at any time any payment or distribution in respect of any of the Secured Obligations is rescinded or must otherwise be returned in an Insolvency or Liquidation Proceeding or otherwise by any holder of Secured Obligations (whether by demand, settlement, litigation or otherwise).

8.20 Insolvency. This Agreement will be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding by or against any Grantor. The relative rights, as provided for in this Agreement, will continue after the commencement of any such Insolvency or Liquidation Proceeding on the same basis as prior to the date of the commencement of any such case, as provided in this Agreement.

8.21 Rights and Immunities of Secured Representatives. The Indenture Trustee will be entitled to all of the rights, protections, immunities and indemnities set forth in the Existing Indenture and any future Secured Representative will be entitled to all of the rights, protections, immunities and indemnities set forth in the credit agreement, indenture, hedge agreement or other agreement governing the applicable Secured Debt with respect to which such Person will act as representative, in each case as if specifically set forth herein. In no event will any Secured Representative be liable for any act or omission on the part of the Grantors or the Collateral Agent hereunder.

8.22 Rights of J. Aron. (a) This Agreement, including Section 3.3 hereof, shall not limit any rights of J. Aron under the J. Aron Hedge Agreement with respect to termination of any or all J. Aron Hedges and/or the exercise of any recoupment, netting of payments or setoff rights under or in connection with the J. Aron Hedge Agreement. J. Aron shall not be obligated to, and nothing in this Agreement (or any other Secured Debt Document) shall be deemed to require J. Aron to, share with any other Secured Party any amounts received or deemed received as a result of its exercise of any recoupment, netting or setoff rights. No amendment, modification, addition or unwinding of J. Aron Hedges will compromise J. Aron’s security interest in the Collateral (including the pari passu status thereof) or any other rights, including any recoupment, netting or setoff rights, of J. Aron under the J. Aron Hedge Agreement. No failure of the Company or any of the Guarantors to comply with any representation, warranty or covenant in the Existing Indenture or any of the Security Documents shall compromise J. Aron’s security interest in the Collateral (including the pari passu status thereof) or any other rights, including any recoupment, netting or setoff rights, of J. Aron under the J. Aron Hedge Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, if the J. Aron Hedge Agreement is no longer in existence and no Hedge Agreement Debt is owed to J. Aron, J. Aron shall not have any rights under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives as of the day and year first above written.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Indenture Trustee

By: DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Cynthia J. Powell
Name:	Cynthia J. Powell
Title:	Vice President

By:	/s/ Kenneth R. Ring
Name:	Kenneth R. Ring
Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By: DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Cynthia J. Powell
Name:	Cynthia J. Powell
Title:	Vice President

By:	/s/ Kenneth R. Ring
Name:	Kenneth R. Ring
Title:	Vice President

J. ARON & COMPANY

By:	/s/ Donna Mansfield
Name: Donna Mansfield
Title: Attorney-in-fact

NORTHERN TIER ENERGY LLC

By:	/s/ Mario E. Rodriguez
Name: Mario E. Rodriguez
Title: Vice President, Finance

NORTHERN TIER FINANCE CORPORATION

By:	/s/ Mario E. Rodriguez
Name: Mario E. Rodriguez
Title: Vice President, Finance

THE GUARANTORS SET FORTH ON ANNEX I TO THIS SIGNATURE PAGE:

By:	/s/ Mario E. Rodriguez
Name: Mario E. Rodriguez
Title: Vice President, Finance

EXHIBIT A

to Collateral Trust Agreement

FORM OF

JOINDER

The undersigned,                     , a                     , hereby agrees to become party as a Grantor a Secured Representative under the Collateral Trust and Intercreditor Agreement, dated as of December 1, 2010, among Northern Tier Energy LLC, Northern Tier Finance Corporation, the Grantors from time to time party thereto, Deutsche Bank Trust Company Americas, as Indenture Trustee (as defined therein), J. Aron & Company, as hedge counterparty, each additional Secured Representative (as defined therein) a party thereto, and Deutsche Bank Trust Company Americas, as Collateral Agent (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”) for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Collateral Trust Agreement as fully as if the undersigned had executed and delivered the Collateral Trust Agreement as of the date thereof.

The provisions of Article 8 of the Collateral Trust Agreement will apply with like effect to this Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be executed by their respective officers or representatives as of             , 20    .

By:
Name:
Title:

A-1